Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2020, relating to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2020 and 2019, and for each of the two years in the period ended March 31, 2020 (which report includes an explanatory paragraph related to the change in method of accounting for leases), included in its Annual Report on Form 10-K for the year ended March 31, 2020.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 25, 2021